Exhibit 2

Abcam plc to present at the 39th Annual J.P. Morgan Healthcare Conference

Cambridge, UK, December, 21, 2020 – Abcam plc (LSE: ABC; Nasdaq: ABCM, “Abcam”) announces that Alan Hirzel, Chief Executive Officer, will present at the 39th Annual J.P. Morgan Healthcare Conference on Thursday, January 14, 2021, at 1400 Eastern Standard Time (1900 GMT).

A live audio webcast of the presentation will be available on Abcam’s Investor website at https://www.abcamplc.com/investors/reports-presentations/. Subsequently, a replay of the webcast will be available on this same website for approximately 90 days.

For further information please contact:

James Staveley, VP, Investor Relations

+ 44 (0) 1223 696 000

james.staveley@abcam.com

About Abcam plc

As an innovator in reagents and tools, Abcam’s purpose is to serve life science researchers globally to achieve their mission, faster. Providing the research and clinical communities with tools and scientific support, the Company offers highly validated biological binders and assays to address important targets in critical biological pathways.

Already a pioneer in data sharing and ecommerce in the life sciences, Abcam’s ambition is to be the most influential company in life sciences by helping advance global understanding of biology and causes of disease, which, in turn, will drive new treatments and improved health. Two-thirds of the world’s 750,000 life science researchers use Abcam’s affinity binders, reagents, biomarkers and assays and the Company’s products are mentioned in over 20,000 of the 56,000 peer-reviewed papers published each year in the life sciences.

By actively listening to and collaborating with researchers, the Company continuously advances its portfolio to address their needs. A transparent programme of customer reviews and datasheets, combined with an industry-leading validation initiative, gives researchers increased confidence in their results.

Abcam’s eleven locations are located in the world’s leading life science research hubs, enabling local services and multi-language support. Founded in 1998 and headquartered in Cambridge, UK, the Company sells to more than 100 countries. Abcam was admitted to AIM in 2005 (AIM: ABC).

To find out more, please visit www.abcam.com and www.abcamplc.com